Exhibit 99.1

October 10, 2008

Dear Stockholder:

We are in the midst of historically challenging and unprecedented economic times. Current events have undoubtedly caused uncertainty and anxiety.  Our business strategy remains unchanged.  We own well-located, newer retail properties in areas of the country where we believe the household income and population growth remain solid.  We have a diversified tenant base, so we are not dependent on any one tenant, and no tenant accounts for more than 3% of our annual base rent. And despite the significant challenges our economy is facing, we are still experiencing active interest in our properties from potential tenants. We are finding that although retailers are downsizing, others are maintaining growth plans to take advantage of newer, better locations in properties such as ours.  We believe that our disciplined approach to executing our strategy, along with the management team’s collective real estate experience position us well during these difficult times.

During the past few months in accordance with our prospectus, the board of directors conducted several meetings to discuss when, and if, to apply to have shares of our common stock listed for trading on a national exchange.  The due diligence in this process incorporated outside advisors, detailed reports on the current real estate and financial markets, as well as the applicable listing requirements for various national stock exchanges.  After these discussions and review of the reports received, the board of directors has determined not to list our shares on a national exchange at this time. The board of directors will proceed to position Inland Western for a liquidity event in the future, as it believes market conditions and other circumstances may warrant; whether it be a listing of our shares on a national exchange, a merger, or sale of our assets.

Enclosed is your portion of this month’s distribution to stockholders.  Inland Western currently pays a cash distribution of $0.6425 per share on an annualized basis, representing a 6.425% yield on a $10.00 share price.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

Statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com